Exhibit 99.1

Mobility Global Inc.

2026 Long Term Incentive Plan

SECTION 1.              Purpose; Definitions.

The purpose of the Mobility Global Inc. 2026 Long Term Incentive Plan is to enable the Company to offer its employees, non-employee directors, consultants, advisors and other service providers long-term performance-based stock and cash incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such award recipients, and strengthening the mutuality of interests between such individuals and the Company’s shareholders.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)             “Aggregate Limit” shall have the meaning set forth in Section 3(a).

(b)             “Award” means a Stock Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit, Performance Stock Unit, Deferred Award, Dividend Equivalent, Other Stock-Based Award or Other Cash-Based Award.

(c)             “Award Documentation” shall have the meaning set forth in Section 2(d).

(d)             “Board” means the Board of Directors of the Company.

(e)             “Cause” means, except as otherwise defined in a Participant’s employment or service agreement or the Award Documentation in respect of an Award, such Participant’s (i) (x) willful misconduct in the performance of the Participant’s duties to the Company or any of its Subsidiaries or (y) engaging in any other misconduct that results or could reasonably be expected to result in financial, reputational or other harm to the Company or its Subsidiaries; (ii) breach of any employment or service agreement between the Participant and the Company or any of its Subsidiaries; (iii) breach of any restrictive covenant agreement between the Participant and the Company or any of its Subsidiaries; (iv) gross negligence; (v) material violation of any policy, rule, procedure or guideline of the Company or its Subsidiaries; (vi) conviction of, or plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude or fraud; or (vii) commission of an act of fraud, embezzlement or misappropriation against the Company or its Subsidiaries. The Participant shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding subsections (ii), (iv) and (v), to the extent capable of cure during such 10-day period.

(f)             “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(g)             “Commission” means the Securities and Exchange Commission or any successor thereto.

(h)             “Committee” means the Nominating and Compensation Committee of the Board or a subcommittee thereof. If at any time no Nominating and Compensation Committee of the Board shall be in office, then, subject to the applicable listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members.

(i)            “Company” means Mobility Global Inc.

(j)            “Converted Awards” means awards originally granted under the SPGI Equity Plans (as defined in the Employee Matters Agreement) that are converted into awards with respect to shares of Stock pursuant to the Employee Matters Agreement.

(k)             “Deferred Award” means a right to receive on a specified date following the settlement date of an Award, at the election of the Participant or as required by the terms of such Award, an amount based on the value of the number of shares of Stock, cash or other property in consideration thereof due upon settlement of such Award (or portion thereof). Payments in respect of a Deferred Award may be in cash, Stock or other property, or any combination thereof.

(l)            “Disability” means, with respect to an Award, disability as defined under the Company’s long-term disability plan applicable to the recipient of such Award, or if no such plan applies, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

(m)             “Dividend Equivalent” means a right attached to an Award to receive an amount based on the value of the regular cash dividend paid on an equivalent number of shares of Stock, which may be paid in cash or shares of Stock or such other form as the Committee may determine at or after the time of grant.

(n)             “Effective Date” means the date on which the Plan is adopted by the Board.

(o)             “Employee Matters Agreement” means the Employee Matters Agreement, by and between S&P Global Inc. and the Company, dated as of June 30, 2026, as such agreement may be amended from time to time.

(p)             “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(q)             “Fair Market Value” for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any given date, the closing sales price for Stock as quoted on the New York Stock Exchange, or other principal U.S. national securities exchange on which the Stock is listed, on such date, or, if there is no such sale on such date, the closing sales price for Stock as quoted on the last trading day preceding such date. If the Stock is not listed on the New York Stock Exchange or any U.S. national securities exchange, the Fair Market Value shall be as determined by the Committee in its sole discretion or otherwise required in accordance with applicable law.

(r)             “Incentive Stock Option” means any Stock Option that meets the requirements of Section 422 of the Code.

(s)             “Other Cash-Based Award” means an award under Section 10 that is payable in cash, including cash awarded as a bonus or upon the attainment of specified service and/or performance criteria or otherwise as permitted under the Plan.

(t)            “Other Stock-Based Award” means an award under Section 10 that is payable in cash or Stock and is valued in whole or in part by reference to, or is otherwise based on, Stock.

(u)             “Outstanding Stock” shall have the meaning set forth in Section 11(b)(i).

(v)             “Outstanding Voting Securities” shall have the meaning set forth in Section 11(b)(i).

(w)             “Participant” means the recipient of an Award granted under the Plan.

(x)             “Plan” means the Mobility Global Inc 2026 Long Term Incentive Plan, as amended from time to time, including any rules, guidelines or interpretations thereof adopted by the Committee.

(y)             “PSU” means a Stock Unit whose earning, vesting and forfeiture terms and restrictions include the attainment of performance goals and objectives.

(z)             “Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or business acquired by the Company or with which the Company, directly or indirectly, combines.

(aa)            “Restricted Stock” means an award of shares of Stock under Section 7 whose vesting and forfeiture restrictions relate to the Participant’s continued service with the Company for a specified period of time and/or the satisfaction of performance criteria established by the Committee.

(bb)            “Restriction Period” shall have the meaning set forth in Section 7(c)(i).

(cc)            “RSU” means a Stock Unit with vesting and forfeiture restrictions relate to the Participant’s continued service with the Company for a specified period of time.

(dd)            “Stock” means the common stock, $0.01 par value per share, of the Company.

(ee)            “Stock Appreciation Right” shall have the meaning set forth in Section 6(f).

(ff)            “Stock Option” means any option to purchase shares of Stock granted under Section 5.

(gg)            “Stock Unit” means the right to receive one share of Stock, the value of one share of stock, or a combination thereof, upon satisfaction of the relevant performance, vesting and/or settlement conditions applicable to such Award.

(hh)            “Subsidiary” means an entity that, directly or indirectly, is controlled by the Company.

SECTION 2.              Administration.

(a)             Committee Authority Generally. The Plan shall be administered by the Committee. The Committee shall have full authority to grant Awards, pursuant to the terms of the Plan, to individuals eligible under Section 4. In particular, the Committee shall have the authority:

(i)                       to select the individuals to whom Awards may from time to time be granted;

(ii)                     to determine whether and to what extent the individual types of Awards (including Replacement Awards) are to be granted to one or more eligible individuals;

(iii)                   to determine the number of shares or amount of cash to be covered by each Award;

(iv)                   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including, but not limited to the share price, any restriction or limitation, including any restrictive covenant, the granting of Dividend Equivalents, or any vesting acceleration or forfeiture waiver or any recoupment provision, based on such factors as the Committee shall determine);

(v)                     to determine whether, to what extent and under what circumstances an Award may be settled in cash, shares of Stock, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi)                   to determine whether, to what extent and under what circumstances cash, shares of Stock, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)                 to amend terms or conditions of any outstanding Awards;

(viii)               to correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(ix)                   to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; and

(x)                     to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b)             Authority to Construe and Interpret. Subject to Section 13 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All actions by the Committee hereunder shall be undertaken in the sole discretion of the Committee and, absent manifest error, shall be final and binding on all interested persons, including the Company, its shareholders, Participants and any beneficiaries thereof.

(c)             Delegation of Authority. Subject to the applicable listing requirements of the New York Stock Exchange, or other principal U.S. national securities exchange on which the Stock is listed, the Committee may, but need not, from time to time delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company; provided, that the Committee may not delegate its authority under Section 2(b) or its authority to one or more officer(s) to make Awards to be granted to such officer(s) or to Participants who are subject to the reporting rules under Section 16(a) of the Exchange Act at the time the Award is made. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate any authority to any person or persons hereunder. The Committee may, at any time, rescind any delegation hereunder and any person or persons who are delegated authority hereunder shall, at all times, serve in such capacity at the pleasure of the Committee. Any action undertaken by any person or persons in accordance with a delegation hereunder shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such person or persons.

(d)             Award Documentation. In connection with the grant of an Award, the Committee shall specify the form of award documentation (the “Award Documentation”) to set forth the terms and conditions of the Award. Award Documentation may include, without limitation, an agreement signed by the Participant and the Company or a grant or award notice signed only by the Company. Award Documentation may be in written, electronic or other form approved by the Committee.

SECTION 3.              Stock Subject to Plan.

(a)             Overall Plan Limit. Subject to adjustment as provided in Section 3(c) and except for Replacement Awards and Converted Awards, the total number of shares of Stock reserved and available for grants of Awards under the Plan on or after the Effective Date is 41,274,984 shares of Stock (the “Aggregate Limit”). Subject to adjustment as provided in Section 3(c) and except for Replacement Awards and Converted Awards, the total number of shares of Stock reserved and available for grants of Incentive Stock Options under the Plan on or after the Effective Date is 41,274,984. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)             Calculation of Available Shares. The Aggregate Limit shall not be reduced by:

(i)     shares of Stock subject to an Award payable only in cash or property other than Stock;

(ii)   in the case of Awards granted in tandem with each other, shares of Stock in excess of the number of shares of Stock issuable thereunder; or

(iii) shares of Stock underlying Replacement Awards and Converted Awards.

In addition, any and all shares of Stock that are (i) forfeited, expired, cancelled, terminated or settled in cash or property other than Stock, or otherwise not distributable, under an Award (other than a Converted Award), (ii) tendered or withheld to pay the exercise or purchase price of an Award (other than a Converted Award); or (iii) withheld by the Company to satisfy any applicable wage or other required tax withholding obligation (other than with respect to a Converted Award) shall again be available for issuance under the Plan.

(c)             Adjustments for Certain Transactions. In the event that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), merger, reorganization, consolidation, separation, rights offering, recapitalization, Stock split, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities of the Company, or other corporate transaction or event, or change in corporate structure affecting the Stock, the Committee determines that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to applicable law, adjust equitably so as to ensure no undue enrichment or harm, (including, without limitation, by payment in cash) any of:

(i)     the number and type of shares of Stock (or other securities) which thereafter may be made the subject of Awards, including the Aggregate Limit;

(ii)   the number and type of shares of Stock (or other securities) subject to outstanding Awards;

(iii) the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv) the terms and conditions of any outstanding Awards, including the performance criteria of any Awards.

(d)             Dividends and Dividend Equivalents. In the event an Award entitles the recipient to receive dividends or Dividend Equivalents in respect of the underlying shares subject to the Award, any such dividends or Dividend Equivalents may be deferred or reinvested in additional shares of Stock, in the discretion of the Committee, and may be made subject to the same vesting and/or performance conditions, restrictions and risk of forfeiture as the underlying shares subject to the Award. All dividends and Dividend Equivalents shall be paid, if at all, and with or without interest or other earnings, at the time(s) determined by the Committee in its sole discretion.

(e)             Replacement Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Replacement Awards in substitution for any equity or equity-based awards granted by such entity or an affiliate thereof. Replacement Awards may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Replacement Awards shall not count against the overall share limit set forth in Section 3 or any sub-limits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

(f)             Converted Awards. Converted Awards shall be granted under the Plan and on terms and conditions consistent with the Employee Matters Agreement. In the event of any inconsistency between the terms of the Plan and the terms of the Employee Matters Agreement and the applicable Converted Awards, the terms of the Employee Matters Agreement and the applicable Converted Awards shall control. For the avoidance of doubt, the Committee shall have full power to administer the Converted Awards.

SECTION 4.              Eligibility.

Any employee, non-employee director, consultant, advisor and other service provider of the Company or its Subsidiaries is eligible to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Eligibility under the Plan shall be determined by the Committee.

SECTION 5.              Stock Options.

Stock Options may be granted alone or in tandem with other Awards (including Stock Appreciation Rights), and may be granted in addition to, or in substitution for, other types of Awards. Stock Options may be granted as Incentive Stock Options, subject to Section 5(f) below. Stock Options shall be subject to the following terms and conditions and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine:

(a)             Exercise Price. The exercise price per share of Stock subject to a Stock Option shall be determined by the Committee at the time of grant; provided, however, that, such exercise price shall be not less than 100% of the Fair Market Value of the Stock on the date of grant of such Stock Option.

(b)             Option Term. The option term of each Stock Option shall be fixed by the Committee; provided, however, that no Stock Option shall be exercisable more than ten years after the date of grant.

(c)             Exercisability. Stock Options shall be exercisable in whole or in part at such times during the option term and subject to such terms and conditions, not inconsistent with the terms of the Plan as shall be determined by the Committee and reflected in the applicable Award Documentation.

(d)             Method of Exercise.

(i)     Subject to the provisions of this Plan, Stock Options may be exercised to the extent of any shares of Stock as to which the Stock Option has become exercisable by giving notice in the manner required by the Committee in the applicable Award Documentation, or otherwise in accordance with any exercise procedures as may be established by the Committee or its delegate from time to time.

(ii)   The Committee may provide, in the applicable Award Documentation or otherwise, for the method of payment of the exercise price, which may include, without limitation, payment in full or in part: (1) by cash or check; (2) by withholding shares of Stock otherwise issuable in connection with the exercise of the Stock Option or in shares of unrestricted Stock duly owned by the optionee; or (3) through a broker-facilitated cashless exercise procedure acceptable to the Committee.

(iii) No shares of Stock shall be distributed until payment therefor has been made and, if requested, the optionee has given the representation described in Section 15(a). An optionee shall not have rights to dividends or other rights of a shareholder with respect to shares subject to the Stock Option prior to issuance of such shares.

(e)             Termination. Subject to the provisions of this Plan, upon a termination of a Participant’s employment or service with the Company or its Subsidiaries for any reason, any Stock Options not previously exercisable or vested shall be subject to such vesting, exercise and forfeiture terms and conditions as provided under the terms of the applicable Award Documentation or as otherwise established by the Committee at or after grant.

(f)             Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

SECTION 6.              Stock Appreciation Rights.

(a)             In General. Stock Appreciation Rights may be granted alone or in tandem with other Awards (including Stock Options), and may be granted in addition to, or in substitution for, other types of Awards. The form of payment of Stock Appreciation Rights may be specified by the Committee at or after the time of grant.

(b)             Exercise Price. The exercise price per share of Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant; provided, however, that, such exercise price shall be not less than 100% of the Fair Market Value of the Stock on the date of grant of such Stock Appreciation Right.

(c)             Stock Appreciation Right Term. No Stock Appreciation Right shall be exercisable more than ten years after the date of grant.

(d)             Stock Appreciation Rights Granted Alone or in Tandem with Awards Other than Stock Options. Stock Appreciation Rights granted alone or in tandem with Awards other than Stock Options shall be subject to such terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall provide in the applicable Award Documentation or otherwise establish at or after the time of grant.

(e)             Stock Appreciation Rights Granted in Tandem with Stock Options. Stock Appreciation Rights granted in tandem with Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine:

(i)     Grant. Stock Appreciation Rights granted in tandem with Stock Options may be granted at or after the time of grant of such Stock Options.

(ii)   Method of Exercise.

(A)  Stock Appreciation Rights granted in tandem with Stock Options shall be exercisable only at such times and to the extent that the Stock Options are exercisable in accordance with Section 5 and the applicable Award Documentation.

(B)  Stock Appreciation Rights granted in tandem with Stock Options may be exercised by giving notice in the manner required by the Committee in the applicable Award Documentation, or otherwise in accordance with any exercise procedures as may be established by the Committee or its delegate from time to time, and surrendering the applicable Stock Option (or portion thereof). Such Stock Option shall no longer be exercisable upon and to the extent of the exercise of such Stock Appreciation Right.

(f)             Stock Appreciation Rights Defined. As used in the Plan, the term “Stock Appreciation Right” shall mean the right granted under this Section 6 to receive from the Company, upon exercise of such right (or portion thereof), an amount, which may be paid in cash or shares of Stock (or a combination of cash and Stock), equal to (i) the Fair Market Value, as of the date of exercise, of the shares of Stock covered by such right (or such portion thereof), less (ii) the aggregate exercise price of such right (or such portion thereof).

SECTION 7.              Restricted Stock.

(a)             Restricted Stock in General. Restricted Stock is an award of Stock with vesting and forfeiture restrictions that are related to the Participant’s continued service with the Company for a specified period of time, in addition to any other such terms and conditions as may be specified by the Committee at or after grant, which may include performance-based or any other vesting criteria as determined by the Committee. The Committee shall have authority to award to any Participant Restricted Stock either alone or in tandem with, in addition to or in substitution for other types of Awards.

Subject to the provisions of this Plan, the Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares subject to Restricted Stock awards, the price (if any) to be paid by the recipient (subject to Section 7(b)), the time or times within which Restricted Stock may be subject to forfeiture, the vesting schedule and rights to acceleration of, and all other terms and conditions of Restricted Stock awards.

The provisions of Restricted Stock awards need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)             Conditions of Restricted Stock. Restricted Stock awards shall be subject to the following conditions:

(i)     The purchase price, if any, for shares of Stock subject to a Restricted Stock award shall be set by the Committee at the time of grant.

(ii)   A Participant who is selected to receive a Restricted Stock award may be required, as a condition to receipt of such Restricted Stock award, to execute and to deliver to the Company the applicable Award Documentation, and to pay whatever price (if any) is required under Section 7(b)(i).

(iii) Unless the Committee determines otherwise, in respect of the shares subject to a Restricted Stock award, the Company shall provide for a book entry on behalf of the Participant. The book entry in respect of shares subject to a Restricted Stock award shall be subject to the same limitations contained in the Restricted Stock award.

(c)             Restrictions and Conditions of Shares. The shares subject to a Restricted Stock award shall be subject to the following restrictions and conditions:

(i)     Subject to the provisions of this Plan and the applicable Award Documentation, during a period set by the Committee commencing with the date of grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign such shares. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, satisfaction of performance criteria, or such other factors or criteria as the Committee may determine.

(ii)   Subject to the provisions of this Plan and the applicable Award Documentation, the Participant shall have, with respect to such shares, the right to vote and, subject to Section 3(d), to receive payment of any cash dividends in cash or in the form of Dividend Equivalents as the Committee may determine at or after grant.

(iii) Subject to the provisions of this Plan, upon termination of a Participant’s employment or service with the Company for any reason during the Restriction Period, all such shares still subject to restriction shall vest or be forfeited in accordance with the terms and conditions set forth in the applicable Award Documentation or otherwise established by the Committee at or after grant.

(iv) If and when the Restriction Period expires without a prior forfeiture of any such shares, such remaining shares shall be delivered to the Participant, net of applicable withholding taxes.

SECTION 8.              RSUs.

(a)             RSUs in General. RSUs shall have vesting conditions primarily based on the Participant’s continued service with the Company for a specified period of time as specified by the Committee at the time of grant.

Subject to the provisions of this Plan, the Committee shall have the authority to award to any Participant RSUs either alone or in tandem with, in addition to or in substitution for other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of RSUs will be made, the number of RSUs that are issued and whether such RSUs are settled in cash and/or stock, the vesting schedule and all other terms and conditions of RSUs.

The provisions of RSUs need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)             Terms and Conditions of RSUs. RSUs shall be subject to the following terms and conditions:

(i)              The terms of any RSUs granted under the Plan shall be set forth in the applicable Award Documentation, which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such RSUs will have Dividend Equivalents.

(ii)            Subject to the provisions of this Plan and the Award Documentation, Participants’ rights with respect to RSUs, including the shares and/or cash subject to RSUs, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date of payment or the date on which the shares and/or cash are distributed to the Participant, or, if later, the date on which any vesting terms lapse.

(iii)          RSUs may be settled in cash, shares of Stock or other property. Subject to the terms of the Plan, the Committee may waive in whole or in part any of the continued service conditions or restrictions or other vesting restrictions imposed with respect to such Awards, based on such factors as the Committee may determine.

(iv)          An RSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the share of Stock subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a share of Stock is issued to such Participant to settle such RSU.

(v)            The Committee may, in its discretion, specify in the applicable Award Documentation that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional shares of Stock and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional shares of Stock, which may be subject to the same restrictions as such Awards.

SECTION 9.              PSUs.

(a)             PSUs in General. PSUs shall be earned and shall vest in whole or in part based on the attainment of performance objectives for the Company, the Participant’s business unit or other entity as may be specified by the Committee at the time of grant.

Subject to the provisions of this Plan, the Committee shall have the authority to award to any Participant PSUs either alone or in tandem with, in addition to or in substitution for other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of PSUs will be made, the number of PSUs that are issued and whether such PSUs are settled in cash and/or stock, the vesting schedule and performance conditions and all other terms and conditions of PSUs.

The provisions of PSUs need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)             Terms and Conditions of PSUs. PSUs shall be subject to the following terms and conditions:

(i)     The terms of any PSUs granted under the Plan shall be set forth in the applicable Award Documentation, which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such PSUs will have Dividend Equivalents.

(ii)   Subject to the provisions of this Plan and the Award Documentation, during a period set by the Committee (the “Performance Period”), Participants’ rights with respect to PSUs, including the shares and/or cash subject to PSUs, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date of payment or the date on which the shares and/or cash are distributed to the Participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(iii) The performance objectives to be attained during any Performance Period and the length of the Performance Period shall be determined by the Committee at the time of grant of each PSU.

(iv) PSUs may be settled in cash, shares of Stock or other property. Subject to the terms of the Plan, the Committee may waive in whole or in part any of the continued service or performance conditions or restrictions imposed with respect to such Awards, based on such factors as the Committee may determine.

(v)   A PSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the share of Stock subject to such PSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a share of Stock is issued to such Participant to settle such PSU.

(vi) The Committee may, in its discretion, specify in the applicable Award Documentation that any or all dividend equivalents or other distributions paid on Awards of PSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional shares of Stock and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional shares of Stock, which may be subject to the same restrictions as such Awards.

SECTION 10.          Other Stock-Based Awards and Other Cash-Based Awards.

(a)             General. Other Stock-Based Awards and Other Cash-Based Awards may be granted alone or in tandem with other Awards, and may be granted in addition to, or in substitution for, other types of Awards.

Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which Other Stock-Based Awards and Other Cash-Based Awards shall be made, the number of shares of Stock to be awarded, the cash payment to be made pursuant to, and all other conditions of, Other Stock-Based Awards and Other Cash-Based Awards.

The provisions of Other Stock-Based Awards and Other Cash-Based Awards need not be the same with respect to each recipient.

(b)             Terms and Conditions. Other Stock-Based Awards and Other Cash-Based Awards shall be subject to the following terms and conditions:

(i)     Subject to the provisions of this Plan and the applicable Award Documentation, Participants’ rights with respect to Other Stock-Based Awards and Other Cash-Based Awards, including the shares subject to Other Stock-Based Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares or cash are distributed to the Participant, or, if later, the date on which any applicable restriction or deferral period lapses.

(ii)   Subject to the provisions of this Plan and the applicable Award Documentation, recipients of Other Stock-Based Awards may be entitled to receive dividends or Dividend Equivalents with respect to the number of shares or deemed number of shares covered by Other Stock-Based Awards.

(iii) Subject to the provisions of this Plan, Other Stock-Based Awards and Other Cash-Based Awards and any cash payments or Stock covered by Other Stock-Based Awards or Other Cash-Based Awards shall vest or be forfeited to the extent so provided in the applicable Award Documentation, or as otherwise established by the Committee at or after grant, including, without limitation, in connection with the termination of a Participant’s employment or service with the Company for any reason.

(iv) Each Other Stock-Based Award and Other Cash-Based Award shall be confirmed by, and subject to the terms of, the applicable Award Documentation.

(v)   Stock distributed on a bonus basis under this Section 10 may be awarded for no cash consideration.

SECTION 11.          Change In Control Provisions.

(a)             Impact of Event. Except as otherwise determined by the Committee or provided in the Award Documentation, in the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i)     continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(ii)   substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii) acceleration of the vesting of such Award and the lapse of any restrictions thereon;

(iv) in the case of a performance-based award, determination of the level of attainment of the applicable performance condition(s); and

(v)            cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; and (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that the Committee may, in its sole discretion, terminate any Stock Option or Stock Appreciation Right for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

(b)             Definition of  “Change in Control”. For purposes of this Plan, the term “Change in Control” shall mean the first to occur of any of the following events:

(i)     An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of Stock (the “Outstanding Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 11(b); or

(ii)   A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which all of the following conditions are met: (a) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (b) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (c) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For the avoidance of doubt, the Distribution (as defined in the Employee Matters Agreement) shall not be considered a Change in Control.

SECTION 12.          Non-Employee Director Limits. No non-employee member of the Board may receive compensation (including cash payments and Awards) during any fiscal year in respect of such individual’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board) in excess of $750,000 (or, with respect to the non-executive chair of the Board, $1,000,000) in total value (calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes). Notwithstanding the foregoing, this limit shall not apply with respect to compensation issued to non-employee members of the Board in respect of the 2026 fiscal year.

SECTION 13.          Amendments and Termination.

The Board may amend, alter, discontinue or terminate the Plan, but no amendment, alteration, discontinuation or termination shall be made which would materially impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; but no such amendment or other action by the Committee shall (i) materially impair the rights of any holder without the holder’s consent or (ii) subject to Section 3(c), directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price per share of Stock subject to a Stock Option or Stock Appreciation Right, or cancel a Stock Option or Stock Appreciation Right in exchange for a cash payment or another Award, including a new Stock Option or Stock Appreciation Right having a lower exercise price, without prior shareholder approval.

Unless otherwise expressly provided in the applicable Award Documentation, the Plan and the Awards are not intended to provide for the deferral of compensation within the meaning of Section 409A(d)(1) of the Code, and they shall be interpreted and construed in accordance with such intent. Notwithstanding the foregoing and anything to the contrary in the Plan or any Award, if any provision of the Plan or any Award would cause the requirements of Section 409A of the Code to be violated, or otherwise cause any Participant to recognize income under Section 409A of the Code, then such provision may be modified by the Committee or the Board in any reasonable manner that the Committee or the Board, as applicable, deems appropriate; provided that the Committee or the Board, as applicable, shall preserve the intent of such provision to the extent reasonably practicable without violating the requirements of Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Documentation shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Documentation is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

Notwithstanding anything to the contrary herein, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules.

SECTION 14.          Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 15.          General Provisions.

(a)             Stock Subject to Awards. The Committee may require each person purchasing shares of Stock pursuant to an Award to represent to and agree with the Company in writing that the optionee or Participant is acquiring the shares without a view to distribution thereof. Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, any applicable federal or state securities law, and any applicable corporate law.

(b)             Other Plans. Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation or equity plans or arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)             Continued Employment or Service. The adoption of the Plan shall not confer upon any Participant any right to continued employment or service with the Company or its Subsidiaries, as the case may be, nor shall it interfere in any way with the right of the Company or its Subsidiaries to terminate the employment or service of any of its employees or consultants at any time.

(d)             Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes with respect to any Award (including dividends or Dividend Equivalents on any non-vested Restricted Stock award, RSU, PSU or Other Stock-Based Award), the Participant shall pay to the Company or its Subsidiaries, or make arrangements satisfactory to the Committee regarding the payment of, any federal, FICA, state, local or country-specific taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from the vesting Award or exercised Stock Option before such shares are settled. Unless the Committee otherwise determines, at or before the time of payment, tax withholding or payment obligations up to the Participant’s minimum required withholding rate shall be settled with Stock that is part of the Award that gives rise to the withholding requirement. If and to the extent determined by the Committee, a Participant may elect to satisfy any additional tax withholding or payment obligation up to the Participant’s maximum marginal tax rate by delivery of unrestricted stock duly owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances).

(e)             Governing Law. The Plan and all Awards and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(f)             Computation of Benefits. Any payment under this Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Subsidiaries unless required by regulation and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(g)             Foreign Law. The Committee may grant Awards to eligible individuals who are foreign nationals, who are located outside the United States, or who are otherwise subject to or cause the Company to be subject to legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with such legal or regulatory provisions.

(h)             Transferability of Awards. Unless the Committee determines otherwise at or after grant, no Award may be sold, assigned, pledged or otherwise encumbered prior to the date on which the Award is paid and any shares or amount of cash subject to such Award are distributed to the Participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Awards shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution. Unless approved by shareholders, no Award shall be transferable by the Participant to a third-party for consideration.

(i)            Recoupment, Cancellation or Clawback of Awards. Any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to recovery by the Company in accordance with any clawback or recoupment arrangements or policies the Company has in place from time to time, including, without limitation, the terms of the Mobility Global Inc. Compensation Recoupment Policy (as amended from time to time), or any successor policies thereto, as in effect from time to time. Without limiting the generality of the foregoing, the Committee shall have full authority to implement any other policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes.

(j)            Non-Competition and Non-Solicitation and Non-Disparagement. The Committee may, in its sole discretion, condition eligibility to be designated a Participant in the Plan or to receive Awards and any of the benefits specified in the Plan or in the applicable Award Documentation on the Participant’s execution of, compliance with, and/or certification of compliance with a non-competition and/or non-solicitation and/or non-disparagement agreement in a form prescribed by the Committee or as set forth in any applicable Award Documentation.

(k)             Miscellaneous.

(i)     No employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(ii)   If any provision of the Plan or any Award Documentation is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Documentation, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Documentation shall remain in full force and effect.

SECTION 16.          Data Protection.

By participating in the Plan, the Participant hereby acknowledges the collection, use, disclosure and processing of personal information provided by the Participant to the Company, trustee or third-party service provider, for all purposes relating to the operation and/or administration of the Plan. These include, but are not limited to:

(i)	the performance of the Plan;

(ii)	administering and maintaining Participant records;

(iii)	providing information to the Company, trustees of any employee benefit trust, registrars, brokers, third-party service providers or third-party administrators of the Plan;

(iv)	providing information to future purchasers or merger partners of the Company, or the business in which the Participant works; and

(v)	transferring information about the Participant to any country or territory that may not provide the same level of protection for the information as the Participant’s home country.

SECTION 17.          Plan Effective Date and Duration.

The Plan shall become effective as of the Effective Date. The Plan, as it may be amended from time to time, shall continue in effect until terminated by the Board pursuant to Section 13; provided, that no Incentive Stock Options may be issued under the Plan following the ten-year anniversary of the Effective Date. Upon any termination of the Plan, the Company shall no longer be able to grant Awards under the Plan but Awards granted prior to such termination shall remain outstanding in accordance with their terms and shall not be affected by such termination.